Filed Pursuant to Rule 424(b)(3)
Registration No. 333-205893

MVP REIT II, INC.

SUPPLEMENT NO. 1 DATED DECEMBER 3, 2015

TO THE PROSPECTUS DATED OCTOBER 22, 2015

This document supplements, and should be read in conjunction with, our prospectus dated October 22, 2015, relating to our offering of up to $550,000,000 in shares of our common stock. Terms not otherwise defined herein have the same meanings as set forth in our prospectus. The purpose of this supplement is to disclose:

•	an update to our suitability standards;

•	a revision to the “Questions and Answers about this Offering” section of our prospectus;

•	a revision to the “Risk Factors” section of our prospectus;

•	a revision to the “Prospectus Summary” and “Management Compensation” sections of our prospectus regarding the calculation of the asset management fee;

•	a revision to the “Investment Objectives, Strategy and Policies” section of our prospectus;

•	revisions to certain disclosures regarding the commencement of distribution payments;

•	revisions to the “Plan of Distribution” section of our prospectus; and

•	a revised form of subscription agreement.

Update to our Suitability Standards

The “Suitability Standards” section of our prospectus is hereby supplemented with the following paragraph:

Washington. Notwithstanding our $2,000,000 minimum offering amount for other jurisdictions, we will not sell any shares to Washington investors until we have an aggregate of $10,000,000 in subscriptions for shares of our common stock (including subscriptions from residents of other jurisdictions).

Revision to “Questions and Answers about this Offering”

The information provided in the response to the question “What happens if you do not raise a minimum of $2,000,000 in this offering?” in the “Questions and Answers about this Offering” section of our prospectus is hereby deleted and replaced with the following:

We will not sell any of our shares unless we sell a minimum of $2,000,000 in shares by October 22, 2016. Our directors and officers, our sponsor, our advisor and their affiliates may purchase up to $2,000,000 in shares for investment and not resale purposes, which will count toward meeting this minimum offering requirement. Pending satisfaction of this minimum offering requirement, all subscription funds, other than subscription funds from Pennsylvania and Washington residents, will be placed in an escrow account held by UMB Bank, N.A., our escrow agent, and held in trust for the subscribers’ benefit pending release to us. Subscription funds received from Pennsylvania and Washington residents will be held in the escrow account until we have an aggregate of $25,000,000 and $10,000,000, respectively, in subscriptions (including sales made to residents of other jurisdictions). If we do not sell $2,000,000 in shares to the public by October 22, 2016, we will terminate this offering and promptly return all subscribers’ funds held in escrow, plus any interest accrued on the escrowed funds. If we raise the minimum offering amount by October 22, 2016, all subscription funds held in escrow, other than subscription funds from Pennsylvania and Washington residents, plus any interest earned on the funds, will be released to us. Pending satisfaction of this condition, all subscription funds received from Pennsylvania and Washington investors will be placed in a separate account held by the escrow agent in trust for the Pennsylvania and Washington subscribers’ benefit, pending release to us. Pennsylvania residents should also note the special escrow procedures described below under “Plan of Distribution—Special Notice to Pennsylvania Investors.”

Revision to “Risk Factors”

The information provided under the subheading “Our advisor can influence when we satisfy the minimum offering amount for this offering and have access to any investor funds held in escrow” in the “Risk Factors - Risks Related to Conflicts of Interest” section of our prospectus is hereby deleted and replaced with the following:

Purchases of common stock by our officers, directors or advisor or its affiliates will count toward satisfaction of the minimum offering amount of $2,000,000. As a result, our advisor can influence when we reach the minimum offering amount and have access to investors’ funds to make investments as described in this prospectus. Therefore, if our advisor or its affiliates make an investment in us sufficient to reach the minimum offering amount, we may immediately use the funds raised from third-party investors in this offering (excluding funds received from investors in Pennsylvania and Washington, who are subject to different minimum offering amounts) to make investments. There is no assurance, however, that we will be successful in raising additional funds in this offering. If we are unsuccessful in raising additional funds, we may be unable to diversify our portfolio, and our operating expenses as a percentage of our gross offering proceeds will be higher.

Revision to “Prospectus Summary” and “Management Compensation”

The advisory agreement with our advisor was amended on November 30, 2015 to change the calculation of the asset management fee following the Valuation Date. The information provided in the “Description of Amount” column and “Asset Management Fee” row of the fees and expenses tables appearing in the “Prospectus Summary” and “Management Compensation” sections of our prospectus is hereby deleted and replaced with the following:

A monthly asset management fee equal to one-twelfth of 1.0% of the cost of our assets at the end of each month, without deduction for depreciation, bad debts or other non-cash reserves. Following the Valuation Date, the asset management fee will be based on the lower of (i) the aggregate of the value of our assets and (ii) their historical cost, both without deduction for depreciation, bad debts or other non-cash reserves.

Revision to “Investment Objectives, Strategy and Policies”

The information provided in the second paragraph under the subheading “Borrowing Policy” in the “Investment Objectives, Strategy and Policies” section of our prospectus is hereby deleted and replaced with the following:

Our charter precludes us from borrowing more than the limit set forth in the NASAA REIT Guidelines of 300% of our net assets, unless a majority of our independent directors approve any borrowing in excess of 300% of our net assets and the justification for such excess borrowing is disclosed to our stockholders in our next quarterly report. Net assets for purposes of this calculation are defined to be our total assets (other than intangibles), valued at cost prior to deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities. The preceding calculation is generally expected to approximate 75% of the aggregate cost of our assets before non-cash reserves and depreciation. However, we may borrow in excess of these amounts if such excess is approved by a majority of the independent directors and disclosed to stockholders in our next quarterly report, along with an explanation for such excess. In such event, we will review our debt levels at that time and take action to reduce any such excess as soon as practicable. We expect that we may use leverage for any senior debt or equity investments that we make. We do not intend to exceed our charter’s leverage limit except in the early stages of our operations when the costs of our investments are most likely to exceed our net offering proceeds. Our aggregate borrowings, secured and unsecured, will be reviewed by the board of directors at least quarterly.

Revisions Regarding the Commencement of Distribution Payments

Certain disclosures in our prospectus regarding the commencement of distribution payments are hereby amended by deleting (i) the fourth sentence of the first paragraph under the response to the question “If I buy shares, will I receive distributions and if so, how often?” in the “Questions and Answers about this Offering”

section of our prospectus; (ii) the ninth sentence of the second paragraph under the subheading “Distributions” in the “Plan of Operation” section of our prospectus; and (iii) the third sentence of the first paragraph under the subheading “Distributions” in the “Description of Capital Stock” section of our prospectus, and replacing such language with the following:

We have not established a minimum distribution level, and our charter does not require that we make distributions to our stockholders; however, we anticipate the payment of monthly cash distributions and stock dividends commencing after we break escrow upon receiving subscriptions for the minimum offering amount of $2,000,000.

Revisions to “Plan of Distribution”

The first sentence under the subheading “Minimum Offering” in the “Plan of Distribution” section of our prospectus is hereby deleted and replaced with the following:

Subscription proceeds, other than those received from Pennsylvania and Washington residents, will be placed in an escrow account with UMB Bank, NA until such time as subscriptions aggregating at least the minimum offering of $2,000,000 in our shares have been received and accepted by us. Subscription proceeds received from Pennsylvania and Washington residents will be held in the escrow account until we have an aggregate of $25,000,000 and $10,000,000, respectively, in subscriptions (including sales made to residents of other jurisdictions).

The fourth sentence of the first paragraph under the subheading “Special Notice to Pennsylvania Investors” in the “Plan of Distribution” section of our prospectus is hereby deleted in its entirety.

The information provided in the first sentence of the second paragraph under the subheading “Special Notice to Pennsylvania Investors” in the “Plan of Distribution” section of our prospectus is hereby deleted and replaced with the following:

In the event that we do not raise gross offering proceeds of $25 million within 120 days of the date that we first accept a subscription payment from a Pennsylvania investor, we will either: (i) return the Pennsylvania investors’ funds within 15 calendar days of the end of the initial escrow period; or (ii) notify the Pennsylvania investors in writing by certified mail (or any other means whereby a receipt of delivery is obtained) within 10 calendar days after the end of the initial escrow period that they have a right to have their investment returned to them.

Form of Subscription Agreement

Our revised form of subscription agreement is attached to this supplement as Exhibit A. The revised form of subscription agreement supersedes and replaces the form included as Appendix B to the prospectus dated October 22, 2015.

Exhibit A

APPENDIX B - MVP REIT II, INC. FORM OF SUBSCRIPTION AGREEMENT

MVP REIT II

MVP REIT II, Inc.
Subscription Agreement

PROSPECTUS DATED OCTOBER 22nd, 2015

FOR FURTHER ASSISTANCE IN COMPLETING THIS AGREEMENT, PLEASE CALL MVP INVESTOR SERVICES AT (877) 684-6871

1 Investment

Total Invested $ ____________

$10,000 MINIMUM INITIAL INVESTMENT
($2,500 FOR QUALIFIED ACCOUNTS);
$1,000 INCREMENTS THEREAFTER

☐ Initial Investment

☐ Additional Investment ____________ EXISTING ACCOUNT NUMBER

☐ Purchase Shares Net of Commissions
REPRESENTATIVE WILL NOT RECEIVE SELLING COMMISSIONS

2 Investment Type (check 1 box only)

NON-QUALIFIED:

☐ Individual

☐ Joint Tenants w/ Right of Survivorship[1]

☐ Tenants in Common[1]

☐ Community Property[1]

☐ UGMA/UTMA ____________ STATE

☐ Corporation or Limited Liability Company[2]
☐ S-Corp ☐ C-Corp
Will default to S-Corp if not selected

☐ Partnership[2]

☐ Trust[3] ____________ TRUST DATE
Trustee or custodian signature required

☐ Other: ____________ SPECIFY

QUALIFIED:

☐ Traditional IRA

☐ Roth IRA

☐ SEP IRA

☐ SIMPLE IRA

Custodian required. Complete Section 5 and obtain Custodian Signature and Medallion Guarantee in Section 8.

☐ Inherited IRA as Beneficiary for:
____________ NAME OF DECEASED OWNER

☐ Qualified Pension[4]

☐ Profit Sharing Plan[4]

Custodian or Plan Administrator required.

☐ Other: ____________ SPECIFY

1. ALL PARTIES MUST SIGN
2. PLEASE ATTACH THE CORPORATE RESOLUTION CERTIFICATION FORM OR PAGES OF CORPORATE DOCUMENTS, AS APPLICABLE WHICH LISTS THE NAME OF CORPORATION/LLC, OFFICERS OR AUTHORIZED SIGNATORIES, SIGNATURES AND DATES
3. PLEASE ATTACH THE TRUSTEE CERTIFICATION FORM OR PAGES OF TRUST/PLAN DOCUMENT, AS APPLICABLE, WHICH LISTS THE NAME OF TRUST/PLAN, TRUSTEES OR AUTHORIZED SIGNATORIES, SIGNATURES AND DATES
4. PLEASE INCLUDE PLAN DOCUMENTS

3 Investor(s) Information (3a & 3b required)

3a

INVESTOR OR TRUSTEE NAME ____________ JOINT INVESTOR OR TRUSTEE NAME ____________

INVESTOR DATE OF BIRTH ____________ JOINT INVESTOR DATE OF BIRTH ____________

INVESTOR SOCIAL SECURITY OR TAX ID # ____________ JOINT INVESTOR SOCIAL SECURITY OR TAX ID # ____________

INVESTOR CITIZENSHIP STATUS (CHECK ONE):
☐ US Citizen ☐ Resident Alien ☐ Non-Resident Alien

JOINT INVESTOR CITIZENSHIP STATUS (CHECK ONE):
☐ US Citizen ☐ Resident Alien ☐ Non-Resident Alien

Will default to US Citizen if not selected. If non-resident alien, investor(s) must submit the appropriate W-8 form (W-8BEN, W-8ECI, W-8EXP or W-8IMY) in order to make an investment.

3b

HOME ADDRESS (NO P.O. BOX) ____________

CITY ____________ STATE ____________ ZIP ____________

DAYTIME PHONE ____________ EVENING PHONE ____________

ELECTRONIC COMMUNICATION (OPTIONAL)
I (we) elect to receive electronic delivery of stockholder communications from the Company instead of receiving paper copies through the mail. I (we) acknowledge that the Company will send a paper copy of any stockholder communication that I (we) request and that I (we) may revoke this election at any time.

E-MAIL ____________

INVESTOR(S)/CUSTODIAN SIGNATURE ____________

3c

ALTERNATE MAILING ADDRESS (OR P.O. BOX) ____________

CITY ____________ STATE ____________ ZIP ____________

4 Investment Title PLEASE PRINT NAMES IN WHICH SHARES OF COMMON STOCK ARE TO BE REGISTERED. INCLUDE TRUST NAME OR BUSINESS ENTITY, IF APPLICABLE. IF IRA OR QUALIFIED PLAN, INCLUDE BOTH CUSTODIAN AND INVESTOR NAMES AND TAX ID NUMBERS. IF SAME AS SECTION 3A, WRITE “SAME”. TITLE LINE 1 TITLE LINE 2 SOCIAL SECURITY OR TAX ID # (INVESTOR/TRUSTEE) JOINT INVESTOR SOCIAL SECURITY OR TAX ID # (INVESTOR/TRUSTEE) PLAN OR TRUST TAX ID# (TAXABLE PARTY) 5 Custodian/Administrator Information (Important: Send all paperwork directly to the custodian) CUSTODIAN/ADMINISTRATOR NAME ADDRESS 1 ADDRESS 2 CITY STATE ZIP DAYTIME PHONE CUSTODIAN/ADMINISTRATOR TAX ID # INVESTOR’S ACCOUNT # WITH CUSTODIAN/ADMINISTRATOR Important Note About Proxy Voting: By signing this subscription agreement, Custodian/Administrator authorizes the investor to vote the number of shares of common stock of MVP REIT II, Inc. that are beneficially owned by the investor as reflected on the records of MVP REIT II, Inc. as of the applicable record date at any meeting of the stockholders of MVP REIT II, Inc. This authorization shall remain in place until revoked in writing by Custodian/Administrator. MVP REIT II, Inc. is hereby authorized to notify the investor of his or her right to vote consistent with this authorization. 6 Distribution Options (required) If a box is not checked below. 100% of your distributions will be paid in cash and sent to the address of record Distribution Reinvestment Plan (DRIP) Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus % DRIP % cash (must equal 100%) Mail to Alternate Address (3c) Mail to Street Address (3b) Via Electronic Deposit (ACH) Complete information below. I (we) hereby authorize the Company or its agents to distributions into the account listed below. I (we) further authorize the Company to debit my (our) account in the event that the company erroneously deposits additional funds into my (our) account to which I am (we are) not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I (we) withdraw funds erroneously deposited into my (our) account before the Company reverses such deposit, I (we) agree that the Company has the right to retain any future distributions to which I am (we are) entitled until the erroneously deposited amount is recovered by the Company. Checking (must enclose voided check) Savings (verification from bank must be provided) Cash Distributions Directed to: NAME OF BANK BROKERAGE FIRM OR INDIVIDUAL MAILING ADDRESS CITY STATE ZIP CODE BANK ABA# (FOR ACH ONLY) ACCOUNT # MUST ENCLOSE A VOIDED CHECK IF IT IS A CHECKING ACCOUNT Page 2 of 4

Please separately initial each of the items below. In the case of joint investors, each investor must initial. Except in the case of fiduciary accounts, investor(s) may not grant any person power of attorney to make such representations on their behalf. Investor and Suitability Representations Initials Required Owner Joint Owner 1. I (we) acknowledge receipt, not less than five (5) business days prior to the signing of this Subscription Agreement, of the Company’s final Prospectus relating to the Shares, wherein the terms and conditions of the offering are described. 2. I (we) acknowledge that the investment is not liquid, there is no public market for the Shares and, accordingly, it may not be possible to readily liquidate an investment in the Company. I (we) represent that I am (we are) purchasing Shares for my (our) own account; or, if I am (we are) purchasing shares on behalf of a trust or other 3 entity of which I am (we are) trustee(s) or authorized agent(s), then I (we) represent that I (we) have due authority to execute the Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) authorized agent(s). 4 I (we) have either (a) a net worth (exclusive of home, home furnishings and automobiles) of $250,000 or more or (b) a net worth (exclusive of home, home furnishings and automobiles) of at least $70,000 and had during the last tax year a minimum of $70,000 annual gross income, and, if applicable, I (we) meet the higher suitability requirements imposed by my (our) state of primary residence as set forth in the Prospectus under “Suitability Standards.” Alabama: Investors must have a liquid net worth of at least 10 times their investment in this program and its affiliates. Idaho: Investors must have either (a) a liquid net worth of $85,000 and annual gross income of $85,000 or (b) a liquid net worth of $300,000. Additionally, an Idaho investor’s total investment in us shall not exceed 10% of his or her liquid net worth. Liquid net worth is defined as that portion of net worth consisting of cash, cash equivalents and readily marketable securities. Iowa: Investors must have either (a) a minimum net worth of $300,000 (exclusive of home, auto and furnishings) or (b) a minimum annual income of $70,000 and a net worth of $100,000 (exclusive of home, auto and furnishings). In addition the total investment shall not exceed 10% of the lowa investor’s liquid net worth. “Liquid net worth” for purposes of this investment shall consist of cash, cash equivalents and readily marketable securities. Kansas: Investors may not invest more than ten percent (10%) of his or her liquid net worth in shares of us, our affiliates, and in other non-traded real estate investment trusts. Liquid net worth is defined as that portion of the purchaser’s total net worth that is comprised of cash, cash equivalents and readily marketable securities as determined in conformity with Generally Accepted Accounting Principles. Kentucky: Investors must have either a minimum annual gross income of $70,000 and a minimum net worth of at least $70,000 or a minimum net worth of at least $250,000. In addition, no Kentucky investor shall invest, in aggregate, more than 10% of his or her liquid net worth in us our affiliates’ non-publicly traded real estate investment trusts. “Liquid net worth” shall be defined as that portion of a person’s net worth (total assets, exclusive of home, home furnishings and automobiles minus total liabilities) that is comprised of cash, cash equivalents and readily marketable securities. Maine: The Maine Office of Securities recommends that an investor’s aggregate investment in this offering and similar direct participation investments not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities. Massachusetts: Investors must have either (a) a liquid net worth of $250,000 and annual gross income of $70,000 or (b) a minimum liquid net worth of $500,000. In addition, a Massachusetts investor’s total investment in this offering and in other illiquid direct participation programs shall not exceed 10% of his or her liquid net worth. “Liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles minus total liabilities) that is comprised of cash, cash equivalents, and readily marketable securities. Missouri: Investors must not invest more than ten percent (10%) of their liquid net worth in our securities. Nebraska: Investors who are not “accredited investors” within the meaning of the Federal securities laws must limit their aggregate investment in our shares and the securities of other non-publicly traded REITs to 10% of such investor’s net worth (exclusive of home, home furnishings, and automobiles). New jersey: Investors must have either (a) a minimum liquid net worth of at least $100,000 and a minimum annual gross income of not less than $85,000, or (b) a minimum liquid net worth of $350,000. For these purposes, “liquid net worth” is defined as that portion of net worth (total assets exclusive of home, home furnishings, and automobiles, minus total liabilities) that consists of cash, cash equivalents and readily marketable securities. In addition, a New jersey investor’s investment in us, our affiliates, and other non-publicly traded direct investment programs (including real estate investment trusts, business development companies, oil and gas programs, equipment leasing programs and commodity pools, but excluding unregistered, federally and state exempt private offerings) may not exceed ten percent (10%) of his or her liquid net worth. New Mexico: Investors may not invest, and we may not accept from an investor more than ten percent (10%) of that investors’ liquid net worth in shares of us, our affiliates, and in other non-traded real estate investment trusts. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalent, and readily marketable securities. North Dakota: Investors must have a net worth of at least ten times their investment in our securities Oregon: An Oregon investor’s maximum investment in us and our affiliates may not exceed 10% of the investor’s liquid net worth. “Liquid net worth” is defined as that portion of an investor’s net worth consisting of cash, cash equivalents and readily marketable securities. Pennsylvania: Investors must not invest more than ten percent (10%) of their net worth in our securities. Because the minimum closing amount is less than $50,000,000, Pennsylvania investors are cautioned to carefully evaluate the program’s ability to fully accomplish its stated objectives and to inquire as to the current dollar volume of program subscriptions. Notwithstanding our $2 million minimum offering amount for all other jurisdictions, we will not sell any shares to Pennsylvania investors unless we raise a minimum of $25 million in gross offering proceeds (including sales made to residents of other jurisdictions). See “Plan of Distribution — Special Notice to Pennsylvania Investors.” Tennessee: Investors may not invest more than ten percent (10%) of their liquid net worth (exclusive of home, home furnishings, and automobiles) in this offering. In addition, it is recommended that a Tennessee investor’s aggregate investment in this offering and in similar direct participation program investments not exceed 10% of their liquid net worth (exclusive of home, home furnishings, and automobiles). Vermont: Accredited investors in Vermont, as defined in 17 C.F.R. §230.501, may invest freely in this offering. In addition to the suitability standards described above, non-accredited Vermont investors may not purchase an amount in this offering that exceeds 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as an investor’s total assets (not including home, home furnishings, or automobiles) minus total liabilities. Washington: Notwithstanding our $2 million minimum offering amount for other jurisdictions, we will not sell any shares to Washington investors until we have an aggregate of $10,000,000 in subscriptions for shares of our common stock (including subscriptions from residents of other jurisdictions) 8 Investor(s)/Custodian Signatures TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (REQUIRED):The investor signing below, under penalties of perjury, certifies that (i) the number shown on this Subscription Agreement is his or her correct Taxpayer Identification Number (or he or she is waiting for a number to be issued to him or her), (ii) he or she is not subject to backup withholding either because (a) he or she has not been notified by the Internal Revenue Service (“IRS”) that he or she is subject to backup withholding as a result of a failure to report all interest or dividends, or (b) the IRS has notified him or her that he or she is no longer subject to backup withholding and (iii) he or she is a U.S. Citizen unless otherwise indicated in Section 3. NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE INVESTOR HAS BEEN NOTIFIED BY THE IRS THAT HE OR SHE IS SUBJECT TO BACKUP WITHHOLDING BECAUSE HE OR SHE FAILED TO REPORT ALL INTEREST AND DIVIDENDS ON HIS OR HER TAX RETURN. The investor acknowledges that their shares and/or funds distributed as part of ownership in MVP REIT II, Inc. may be eligible for escheatment and transferred to the appropriate state if no activity occurs in the account within the time period specified by state law. INVESTOR(S) / CUSTODIAN SIGNATURE PRINT OR TYPE NAME OF INVESTOR DATE (Required) SIGNATURE OF INVESTOR X SIGNATURE OF JOINT INVESTOR (if applicable) X PRINT OR TYPE NAME OF JOINT INVESTOR (if applicable) DATE (Required) PRINT OR TYPE NAME OF AUTHORIZED SIGNATURE (Custodian or Trustee) DATE (Required) CUSTODIAN MEDALLION SIGNATURE GUARANTEE MUST BE SIGNED BY CUSTODIAN(S) IF IRA OR QUALIFIED PLAN (MVP AMERICAN SECURITIES, LLC AND ITS AFFILIATES DO NOT ACT AS IRA CUSTODIANS) Page 3 of 4

TAXPAYER IDENTIFICATION NUMBER CONFIRMATION (REQUIRED): The investor signing below, under penalties of perjury, certifies that (i) the number shown on this Subscription Agreement is his or her correct Taxpayer Identification Number (or he or she is waiting for a number to be issued to him or her), (ii) he or she is not subject to back up withholding either because (a) he or she has not been notified by the Internal Revenue Service (“IRS”) that he or she is subject to backup withholding as a result of a failure to report all interest or dividends, or (b) the IRS has notified him or her that he or she is no longer subject to backup withholding and (iii) he or she is a U.S. Citizen unless otherwise indicated in Section 3. NOTE: CLAUSE (ii) IN THIS CERTIFICATION SHOULD BE CROSSED OUT IF THE INVESTOR HAS BEEN NOTIFIED BY THE IRS THAT HE OR SHE IS SUBJECT TO BACKUP WITHHOLDING BECAUSE HE OR SHE FAILED TO REPORT ALL INTEREST AND DIVIDENDS ON HIS OR HER TAX RETURN. The investor acknowledges that their shares and/or funds distributed as part of ownership in MVP REIT II, Inc. may be eligible for escheatment and transferred to the appropriate state if no activity occurs in the account within the time period specified by state law. 9a BROKER-DEALER OR RIA FIRM NAME (Required) BROKER-DEALER OR RIA FIRM ADDRESS OR P.O. BOX CITY STATE ZIP BUSINESS PHONE (Required) FAX 9b REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) NAME(S) (Required) REPRESENTATIVE #(S) (Required) 9 Broker-Dealer or Registered Investment Advisor (RIA) REGISTERED REPRESENTATIVE OR ADVISOR ADDRESS OR P.O. BOX CITY STATE ZIP BUSINESS PHONE (Required) FAX E-MAIL ADDRESS 9c REGISTERED INVESTMENT ADVISOR (RIA). NO SELLING COMMISSIONS ARE PAID ON THESE ACCOUNTS. CHECK ONLY IF INVESTMENT IS MADE THROUGH THE RIA IN ITS CAPACITY AS AN RIA AND NOT IN ITS CAPACITY AS A REGISTERED REPRESENTATIVE, IF APPLICABLE, WHOSE AGREEMENT WITH THE INVESTOR INCLUDES A FIXED OR “WRAP” FEE FEATURE FOR ADVISORY AND RELATED BROKERAGE SERVICES. IF AN OWNER OR PRINCIPAL OR ANY MEMBER OF THE RIA FIRM IS A FINRA LICENSED REGISTERED REPRESENTATIVE AFFILIATED WITH A BROKER-DEALER, THE TRANSACTION SHOULD BE CONDUCTED THROUGH THAT BROKER-DEALER, NOT THROUGH THE RIA. 9d REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) SIGNATURE(S) X X DATE (Required) I HEREBY CERTIFY THAT I HOLD A SERIES 7 OR SERIES 62 FINRA LICENSE (OR THAT I AM A PROPERLY REGISTERED INVESTMENT ADVISOR),AND I AM PROPERLY REGISTERED IN THE INVESTOR STATE OF RESIDENCE. BROKER DEALER SIGNATURE (IF REQUIRED BY BROKER DEALER) DATE (Required) X PAYMENT INSTRUCTIONS The Subscription Agreement, together with the full purchase price, should be delivered by one of the following methods: ACCEPTABLE FORMS OF PAYMENT. Please indicate method of payment below: Wire transfer Before the minimum offering amount of $2,000,000 is raised (except for residents of jurisdictions with higher minimum offering amounts – See Section 7) Pre-printed personal check Make payable to “UMB Bank, N.A., as escrow agent for MVP REIT II, Inc.” Cashier’s check (with remitter’s name imprinted) Payment by Bank Check or Certified Check: Business check for company/corporate account Payment by Wire Transfer UMB Bank, N.A. ABA No: 101000695 Account No.: 9872232623 Account Name: UMB Bank Escrow Agent for MVP REIT II, Inc. Trust check for trust accounts Custodial check for IRA account Check endorsed from other investment program (will be accepted if it meets the minimum investment requirement Original documents and payment (if by bank check or certified check) should be mailed to the following address: UMB Bank, N.A. 1010 Grand Blvd., 4th Floor Mail Stop: 1020409 Kansas City, Missouri 64106 Attn: Lara Stevens, Corporate Trust After the applicable minimum offering amount has been raised Payment by Bank Check or Certified Check: Make Payable to “MVP REIT II, Inc.” WE CANNOT ACCEPT: Money orders, temporary (not pre-printed) checks or third party checks. If you need to verify whether a form of payment is acceptable, please call MVP Investor Services at 877-684-6871. Payment by Wire Transfer DST as agent for MVP REIT II, Inc. Account #: 9872013247 Bank Routing No.: 101000695 Original documents and payment (if by bank check or certified check) should be mailed to the following address: DST Systems, Inc. as agent or MVP REIT II, Inc. P.O Box 219390 Kansas City, MO 64121-9390 The Investor acknowledges that the Company can accept or reject all or any part of this subscription in its sole and absolute discretion and that this offering may be terminated at any time by the Company. If the Investor’s subscription is accepted, the Company will send the Investor a confirmation of his or her purchase within 10 business days from the date the subscription is accepted. If the Investor’s subscription is rejected in part, the funds delivered herewith, to the extent the application is so rejected, will be returned to Investor as soon as practicable without interest or deduction, except to the extent of any interest actually earned. Page 4 of 4